Exhibit 99.2

Reconciliation of GAAP to Non-GAAP Financial Measures

The following tables present pro forma versions of our (i) revenues, gross profit, net income and earnings per share (basic and diluted) for the three months and year ended December 31, 2004 and (ii) fiscal 2005 guidance for earnings per share in order to illustrate our historical and projected results from operations excluding non-cash sales discounts relating to warrants held by Quest Diagnostics. The table presents the most comparable GAAP measure to each non-GAAP measure, as well as the reconciliation to the corresponding GAAP measure. Our management believes that these non-GAAP financial measures provide a useful measure of our results of operations, excluding non-cash sales discounts that are not necessarily reflective of, or directly attributable to, our operations. We believe that these non-GAAP measures will allow investors to monitor our ongoing operating results and trends, gain a better understanding of our period-to-period performance, and gain a better understanding of our business and prospects for future performance. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from similar non-GAAP measures used by other companies.

Reconciliation of GAAP to Non-GAAP Financial Measures for the Three months and Year Ended December 31, 2004

		Three months ended December 31, 2004
		Reconciliation: Add Back
		Non-Cash Sales Discount
	GAAP		Non-GAAP
Revenues	$18,245	$195	$18,440
Gross profit	12,457	195	12,652
Net income	308	195	503
Earnings per share:
Basic	$0.01	$195 to revenues used in calculation	$0.01
Diluted	$0.01	$195 to revenues used in calculation	$0.01

		Year ended December 31, 2004
		Reconciliation: Add Back
		Non-Cash Sales Discount
	GAAP		Non-GAAP
Revenues	$68,504	$519	$69,023
Gross profit	47,274	519	47,793
Net income	605	519	1,124
Earnings per share:
Basic	$0.02	$519 to revenues used in calculation	$0.03
Diluted	$0.02	$519 to revenues used in calculation	$0.03

Reconciliation of fiscal 2005 guidance for GAAP Earnings Per Share and Non-GAAP Earnings Per Share

	Low end of range	High end of range
Non-GAAP Earnings Per Share	$0.12	$0.19
Non-cash sales discount	$0.04	$0.04

GAAP Earnings Per Share	$0.08	$0.15

The fiscal 2005 guidance constitutes forward-looking statements that involve risks and uncertainties that could cause actual results and outcomes to differ from what is expressed in those forward-looking statements. Please see the factors discussed relating to forward-looking statements contained in the press release filed as Exhibit 99.1 to this Report on Form 8-K.